Exhibit 21.1

Subsidiaries as of December 27, 2019	Country of Incorporation
Top Ships Inc.	Marshall Islands
Top Tanker Management Inc.	Marshall Islands
Mytikas Shipping Company Limited	Marshall Islands
Lyndon International Co	Marshall Islands
Monte Carlo One Shipping Company Limited	Marshall Islands
Monte Carlo Seven Shipping Company Limited	Marshall Islands
Monte Carlo 37 Shipping Company Limited	Marshall Islands
Monte Carlo 39 Shipping Company Limited	Marshall Islands
Monte Carlo LAX Shipping Company Limited	Marshall Islands
Monte Carlo 71 Shipping Company Limited	Marshall Islands
Gramos Shipping Company Inc.	Marshall Islands
Style Maritime Ltd.	Marshall Islands
Jasmin Finance Limited	Marshall Islands
Astarte International Inc.	Marshall Islands
PCH77 Shipping Company Limited	Marshall Islands
Eco Seven Inc.	Marshall Islands
PCH Dreaming Inc.	Marshall Islands
South California Inc.	Marshall Islands
Malibu Warrior Inc.	Marshall Islands
Santa Catalina Inc.	Marshall Islands
Santa Monica Inc.	Marshall Islands